Exhibit 99.1

Media contact	Investor contact
Anita Liskey, 312.466.4613	John Peschier, 312.930.8491
Chris Grams, 312.930.3435	CME-G
news@cmegroup.com
www.cmegroup.mediaroom.com
FOR IMMEDIATE RELEASE
CME Group Inc. Reports First-Quarter 2020 Financial Results
CHICAGO, April 29, 2020 - CME Group Inc. (NASDAQ: CME) today reported financial results for the first quarter of 2020.
The company reported revenue of $1.5 billion and operating income of $960 million for the first quarter of 2020. Net income was $766 million and diluted earnings per share were $2.14. On an adjusted basis, net income was $836 million and diluted earnings per share were $2.33. Financial results presented on an adjusted basis for the first quarter of 2020 and 2019 exclude certain items, which are detailed in the reconciliation of non-GAAP results.1
"The COVID-19 pandemic has created unprecedented challenges, taking a devastating toll on human life and creating extraordinary uncertainty around the world,” said CME Group Chairman and Chief Executive Officer Terry Duffy. “Our sincere thanks go out to the entire medical community and the many first responders aggressively fighting this disease on the front lines, as well as those helping to keep goods moving, grocery stores and pharmacies open and other essential services operating for the benefit of all of us. I am extremely proud of the resilience demonstrated by CME Group employees, most of whom are working remotely, to ensure our systems and markets continue to operate efficiently despite periods of extreme volatility.  During the quarter, we saw significantly increased levels of client hedging and risk transfer, across all products and time zones. Though the long-term effects of the pandemic are still unknown, we remain focused on the health and safety of the entire CME Group community, as well as on facilitating risk management for our market participants during these extraordinary times and beyond.”

First-quarter 2020 average daily volume (ADV) included a quarterly record overall, as well as across EMEA and APAC.  First-quarter 2020 ADV was 27 million contracts, up 45% compared with the first quarter of 2019.  Non-U.S. ADV for first-quarter 2020 reached 7.3 million contracts, up 56% compared with first-quarter 2019, including 54% growth in Europe, 73% growth in Asia and 21% growth in Latin America.

1. A reconciliation of the non-GAAP financial results mentioned to the respective GAAP figures can be found within the Reconciliation of GAAP to non-GAAP Measures chart at the end of the financial statements and earnings presentation materials.

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Clearing and transaction fees revenue for first-quarter 2020 totaled $1.3 billion. The total average rate per contract was $0.676, down 6% compared with fourth-quarter 2019. Market data revenue totaled $131.5 million for first-quarter 2020.
As of March 31, 2020, the company had approximately $1.0 billion in cash (including $125 million deposited with Fixed Income Clearing Corporation (FICC) and included in other current assets) and $3.5 billion of debt. The company paid dividends during the first quarter of $1.2 billion, including the annual variable dividend for 2019 of $894 million, which was paid in January 2020. The company has returned approximately $13.5 billion to shareholders in the form of dividends since the implementation of the variable dividend policy in early 2012.

CME Group will hold a Q&A conference call to discuss first-quarter 2020 results at 8:30 a.m. Eastern Time today. A live audio webcast of the Q&A call will be available on the Investor Relations section of CME Group’s website at www.cmegroup.com. An archived recording will be available for up to two months after the call.

As the world's leading and most diverse derivatives marketplace, CME Group (www.cmegroup.com) enables clients to trade futures, options, cash and OTC markets, optimize portfolios, and analyze data - empowering market participants worldwide to efficiently manage risk and capture opportunities. CME Group exchanges offer the widest range of global benchmark products across all major asset classes based on interest rates, equity indexes, foreign exchange, energy, agricultural products and metals.  The company offers futures and options on futures trading through the CME Globex® platform, fixed income trading via BrokerTec and foreign exchange trading on the EBS platform. In addition, it operates one of the world's leading central counterparty clearing providers, CME Clearing. With a range of pre- and post-trade products and services underpinning the entire lifecycle of a trade, CME Group also offers optimization and reconciliation services through TriOptima, and trade processing services through Traiana.
CME Group, the Globe logo, CME, Chicago Mercantile Exchange, Globex, and, E-mini are trademarks of Chicago Mercantile Exchange Inc.  CBOT and Chicago Board of Trade are trademarks of Board of Trade of the City of Chicago, Inc.  NYMEX, New York Mercantile Exchange and ClearPort are trademarks of New York Mercantile Exchange, Inc.  COMEX is a trademark of Commodity Exchange, Inc. BrokerTec, EBS, TriOptima, and Traiana are trademarks of BrokerTec Europe LTD, EBS Group LTD, TriOptima AB, and Traiana, Inc., respectively. Dow Jones, Dow Jones Industrial Average, S&P 500 and S&P are service and/or trademarks of Dow Jones Trademark Holdings LLC, Standard & Poor's Financial Services LLC and S&P/Dow Jones Indices LLC, as the case may be, and have been licensed for use by Chicago Mercantile Exchange Inc.  All other trademarks are the property of their respective owners.

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Statements in this press release that are not historical facts are forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied in any forward-looking statements. We want to caution you not to place undue reliance on any forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that might affect our performance are increasing competition by foreign and domestic entities, including increased competition from new entrants into our markets and consolidation of existing entities; our ability to keep pace with rapid technological developments, including our ability to complete the development, implementation and maintenance of the enhanced functionality required by our customers while maintaining reliability and ensuring that such technology is not vulnerable to security risks; our ability to continue introducing competitive new products and services on a timely, cost-effective basis, including through our electronic trading capabilities, and our ability to maintain the competitiveness of our existing products and services, including our ability to provide effective services to the swaps market; our ability to adjust our fixed costs and expenses if our revenues decline; our ability to maintain existing customers at substantially similar trading levels, develop strategic relationships and attract new customers; our ability to expand and globally offer our products and services; changes in regulations, including the impact of any changes in laws or government policy with respect to our products or services or our industry, such as any changes to regulations and policies that require increased financial and operational resources from us or our customers; the costs associated with protecting our intellectual property rights and our ability to operate our business without violating the intellectual property rights of others; decreases in revenue from our market data as a result of decreased demand or changes to regulations in various jurisdictions; changes in our rate per contract due to shifts in the mix of the products traded, the trading venue and the mix of customers (whether the customer receives member or non-member fees or participates in one of our various incentive programs) and the impact of our tiered pricing structure; the ability of our credit and liquidity risk management practices to adequately protect us from the credit risks of clearing members and other counterparties, and to satisfy the margin and liquidity requirements associated with the BrokerTec matched principal business; the ability of our compliance and risk management methods to effectively monitor and manage our risks, including our ability to prevent errors and misconduct and protect our infrastructure against security breaches and misappropriation of our intellectual property assets; our dependence on third-party providers and exposure to risk through third-parties, including risks related to the performance, reliability and security of technology used by our third-party providers; volatility in commodity, equity and fixed income prices, and price volatility of financial benchmarks and instruments such as interest rates, credit spreads, equity indices, fixed income instruments and foreign exchange rates; economic, social, political and market conditions, including the volatility of the capital and credit markets and the impact of economic conditions on the trading activity of our current and potential customers; the impact of the novel coronavirus (COVID-19) outbreak and response by governments and other third parties; our ability to accommodate increases in contract volume and order transaction traffic and to implement enhancements without failure or degradation of the performance of our trading and clearing systems; our ability to execute our growth strategy and maintain our growth effectively; our ability to manage the risks, control the costs and achieve the synergies associated with our strategy for acquisitions, investments and alliances, including those associated with the acquisition of NEX; our ability to continue to generate funds and/or manage our indebtedness to allow us to continue to invest in our business; industry and customer consolidation; decreases in trading and clearing activity; the imposition of a transaction tax or user fee on futures and options on futures transactions and/or repeal of the 60/40 tax treatment of such transactions; our ability to maintain our brand and reputation; and the unfavorable resolution of material legal proceedings.  For a detailed discussion of these and other factors that might affect our performance, see our filings with the Securities and Exchange Commission, including our most recent periodic reports filed on Form 10-K and Form 10-Q.

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CME Group Inc. and Subsidiaries
Consolidated Balance Sheets
(in millions)

	March 31, 2020	December 31, 2019
ASSETS
Current Assets:
Cash and cash equivalents	$851.7	$1,551.4
Marketable securities	77.5	83.2
Accounts receivable, net of allowance	799.7	491.8
Other current assets (includes $4.3 and $4.3 in restricted cash)	315.9	364.4
Performance bonds and guaranty fund contributions	100,371.8	37,077.0
Total current assets	102,416.6	39,567.8
Property, net of accumulated depreciation and amortization	538.4	544.0
Intangible assets—trading products	17,175.3	17,175.3
Intangible assets—other, net	4,997.9	5,117.7
Goodwill	10,742.5	10,742.5
Other assets (includes $0.8 and $0.9 in restricted cash)	2,061.6	2,068.0
Total Assets	$137,932.3	$75,215.3
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$74.3	$61.9
Short-term debt	—	—
Other current liabilities	607.9	1,384.8
Performance bonds and guaranty fund contributions	100,371.5	37,075.8
Total current liabilities	101,053.7	38,522.5
Long-term debt	3,539.8	3,743.2
Deferred income tax liabilities, net	5,622.1	5,635.2
Other liabilities	1,118.0	1,155.1
Total Liabilities	111,333.6	49,056.0
CME Group Shareholders’ Equity	26,567.7	26,128.9
Non-controlling interests	31.0	30.4
Total Equity	26,598.7	26,159.3
Total Liabilities and Equity	$137,932.3	$75,215.3

CME Group Inc. and Subsidiaries
Consolidated Statements of Income
(dollars in millions, except per share amounts; shares in thousands)

	Quarter Ended March 31,
	2020	2019
Revenues
Clearing and transaction fees	$1,278.8	$952.6
Market data and information services	131.5	130.1
Other	111.8	96.9
Total Revenues	1,522.1	1,179.6
Expenses
Compensation and benefits	207.5	230.3
Technology	47.7	47.1
Professional fees and outside services	41.7	39.4
Amortization of purchased intangibles	77.3	80.7
Depreciation and amortization	35.3	32.9
Licensing and other fee agreements	73.9	40.5
Other	78.8	77.7
Total Expenses	562.2	548.6
Operating Income	959.9	631.0
Non-Operating Income (Expense)
Investment income	95.9	178.7
Interest and other borrowing costs	(40.9)	(48.1)
Equity in net earnings (losses) of unconsolidated subsidiaries	51.2	40.5
Other non-operating income (expense)	(76.8)	(161.9)
Total Non-Operating Income (Expense)	29.4	9.2
Income before Income Taxes	989.3	640.2
Income tax provision	222.5	144.3
Net Income	766.8	495.9
Less: net (income) loss attributable to non-controlling interests	(0.6)	1.0
Net Income Attributable to CME Group	$766.2	$496.9
Earnings per Common Share Attributable to CME Group:
Basic	$2.14	$1.39
Diluted	2.14	1.39
Weighted Average Number of Common Shares:
Basic	357,524	356,886
Diluted	358,455	358,047

CME Group Inc. and Subsidiaries
Quarterly Operating Statistics

	1Q 2019	2Q 2019	3Q 2019	4Q 2019	1Q 2020
Trading Days	61	63	64	64	62
Quarterly Average Daily Volume (ADV)(1)
CME Group ADV (in thousands)

Product Line	1Q 2019	2Q 2019	3Q 2019	4Q 2019	1Q 2020
Interest rates	10,313	11,593	10,868	8,638	13,813
Equity indexes	3,161	3,480	3,931	3,252	6,498
Foreign exchange	885	874	850	839	1,079
Energy	2,331	2,498	2,456	2,213	3,228
Agricultural commodities	1,381	1,839	1,320	1,278	1,506
Metals	561	633	821	652	889
Total	18,633	20,918	20,247	16,872	27,013
Venue
CME Globex	16,576	18,505	18,282	15,356	24,582
Open outcry	1,284	1,501	1,177	867	1,281
Privately negotiated	773	912	788	650	1,149
Total	18,633	20,918	20,247	16,872	27,013

Quarterly Average Rate Per Contract (RPC)(1)
CME Group RPC

Product Line	1Q 2019	2Q 2019	3Q 2019	4Q 2019	1Q 2020
Interest rates	$0.481	$0.476	$0.500	$0.507	$0.488
Equity indexes	0.757	0.676	0.612	0.654	0.616
Foreign exchange	0.763	0.713	0.720	0.732	0.721
Energy	1.159	1.139	1.137	1.133	1.108
Agricultural commodities	1.246	1.222	1.234	1.242	1.260
Metals	1.488	1.455	1.414	1.344	1.429
Average RPC	$0.713	$0.693	$0.693	$0.717	$0.676

1. ADV and RPC includes futures and options on futures only.

CME Group Inc. and Subsidiaries
Reconciliation of GAAP to non-GAAP Measures
(dollars in millions, except per share amounts; shares in thousands)

	Quarter Ended March 31,
	2020	2019
Net Income Attributable to CME Group	$766.2	$496.9

Restructuring and severance	5.9	3.3

Amortization of purchased intangibles	77.3	80.7

Acquisition-related costs(1)	8.1	7.9

Foreign exchange transaction (gains) losses(2)	(3.6)	7.6

Unrealized and realized (gains) losses on investments	(2.9)	3.4

Loss on real estate sublease and related costs	—	0.4

(Gains) losses on derivatives	(1.5)	14.4

Realized and unrealized (gains) losses on assets(3)	22.6	—

Income tax effect related to above	(36.3)	(27.8)

Other income tax items	—	(7.6)

Adjusted Net Income Attributable to CME Group	$835.8	$579.2

GAAP Earnings per Common Share Attributable to CME Group:
Basic	$2.14	$1.39
Diluted	2.14	1.39

Adjusted Earnings per Common Share Attributable to CME Group:
Basic	$2.34	$1.62
Diluted	2.33	1.62

Weighted Average Number of Common Shares:
Basic	357,524	356,886
Diluted	358,455	358,047

1. Acquisition-related costs primarily include professional fees related to the NEX transaction.
2. Results include foreign exchange transaction net gains and losses principally related to cash held in British pounds within entities whose functional currency is the U.S. dollar.
3. Results include net gains and losses on intangible assets, fixed assets and assets held for sale.